Exhibit 99.1

Contacts:
At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Wolfe Axelrod Weinberger
Chief Financial Officer	Edna Kaplan	Associates, LLC
(978) 654-7600 x 6645	(781) 639-1910	Stephen D. Axelrod, CFA
vincenzol@cambridgeheart.com	kaplan@kogspr.com	Diana Bittner (general inquiries)
212-370-4500
steve@wolfeaxelrod.com
diana@wolfeaxelrod.com

CAMBRIDGE HEART COMPLETES FIRST CLOSE IN PRIVATE PLACEMENT

Tewksbury, Mass., January 17, 2012 – Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today announced that on January 17, 2012 it completed an initial closing of a private placement to new and current institutional and individual accredited investors. The private placement is structured as a sale of senior secured promissory notes that are convertible into shares of the Company’s common stock at a conversion price of $0.11 per share together with four-year warrants to purchase shares of common stock at an exercise price of $0.15 per share. The number of warrant shares issued to each investor is equal to the principal amount of the note divided by the conversion price of $0.11. The notes will mature eighteen months from the date of issuance.

The transaction provided $2.5 million of gross proceeds, including the conversion of $600,000 in senior unsecured promissory notes previously issued to two current shareholders in November 2011, including the Company’s Chairman Roderick de Greef. Investors in the private placement were granted the right until July 15, 2012 to purchase an additional amount of notes and warrants equal to up to 25% of the amount purchased on the closing date. Under the terms of the private placement, the Company is permitted to sell on or before February 28, 2012 up to an additional $1.5 million in principal amount of notes together with warrants and additional investment rights on the substantially same terms and conditions as the securities sold in the initial transaction.

The notes issued in this closing are convertible into an aggregate of 22,727,266 shares of the Company’s common stock and the warrants are exercisable for an aggregate 22,727,266 shares of common stock. Exercise of these warrants would provide an additional $3.4 million in capital.

The Company intends to file a Registration Statement covering the resale of the common stock underlying the notes and warrants on or before April 15, 2012.

The securities sold by the Company in the private placement were not registered under the Securities Act of 1933, as amended, and were sold in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation D promulgated under the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws. This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB.

http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include statements about the Company’s plans with respect to future financing activities. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, material deviations from our current operating plan, lower than expected sales by Cardiac Science of its Q-Stress System, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10 K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

2075890.3